ASSET PURCHASE AGREEMENT

for

MARKETING ANALYSTS, LLC

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of June 2, 2018 (the “Effective Date”), by and between ACQUISITION CORP 1, a Nevada corporation (“Buyer”), with offices at 101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109, and an affiliate of MR2 Life, Inc. and MR2 Group, Inc., and MARKETING ANALYSTS, LLC, d/b/a MAi Research, a South Carolina limited liability company (“Seller”), with offices at 2000 Sam Rittenberg Boulevard, Suite 3007, Charleston, SC 29407 (Buyer and Seller are sometimes referred to herein individually as a “party” and collectively as the “parties”).

Background. Seller owns and operates a business primarily providing market research and analysis across a spectrum of industries in both domestic and foreign markets, utilizing proprietary methods, systems and services (the “Business”). Buyer now desires to purchase, and Seller desires to sell to Buyer, substantially all of Seller’s assets, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer, intending to be legally bound hereby, agree as follows:

SECTION I – PURCHASE AND SALE OF ASSETS

1.1. Certain Definitions. The following terms have the meanings specified or referred to in this Section below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, and all related defenses, counterclaims and cross-claims of any nature.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 1.7.

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“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignments and Assumptions of Lease, Executive Employment Agreements, closing statement, Seller’s 2017 Adjusted EBITDA statement, Seller Lock-Up Agreements, and the other agreements, instruments, certificates and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 1.2(e).

“Assignment and Assumption Agreement,” has the meaning set forth in Section 4.2(a).

“Assignment and Assumption of Lease” has the meaning set forth in Section 4.2(a).

“Bill of Sale” has the meaning set forth in Section 4.2(a).

“Books and Records” has the meaning set forth in Section 1.2(l).

“Business” has the meaning set forth in the Background paragraph above.

“Business Day” means any weekday, except days on which commercial banks located in Charleston, SC are authorized or required by applicable law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Accountants” means Piercy Bowler Taylor & Kern, with offices in Las Vegas, NV, or their successors selected by Buyer in its sole discretion.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, proposals, offers, letters of intent, letters of understanding, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the due diligence and other disclosure lists and schedules delivered by Seller to Buyer prior to or concurrently with the execution and delivery of this Agreement or Closing.

“Dollars or $” means the lawful currency of the United States of America.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, whether or not perfected.

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“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Purchase Price Escrow Agent at the Closing, in the form attached hereto as Exhibit A (either attached at the time of execution hereof or later if agreeable to Buyer and Seller, or alternatively, such other escrow agreement required by the Purchase Price Escrow Agent which is agreeable to Buyer, Seller and the Purchase Price Escrow Agent.

“Excluded Assets” has the meaning set forth in Section 1.3(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, instrumentality or regulatory authority of such government or political subdivision, or any self-regulated or other non-governmental regulatory organization.

“Independent Accountant” shall mean a firm of independent certified public accountants, other than Seller’s Accountants or Buyer’s Accountants, which is selected by mutual agreement of Buyer and Seller at or prior to Closing (or thereafter, as needed) to resolve disputes, but if Buyer and Seller cannot mutually agree within seven (7) Business Days, the Independent Accountant shall be a firm of independent certified public accountants selected by the mutual agreement of Buyer’s Accountants and Seller’s Accountants.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all business names of Seller and any variations thereof and any names confusingly similar thereto, all other trademarks, all logos, trademark registrations, inventions, trade secrets, copyrights, copyright registrations, works protectable by statutory or common law, patents, patents pending, the advertisements and listings of the Business to the extent assignable, all telephone numbers, internet domain names, web sites, social media accounts, intellectual property, Intellectual Property Registrations, business and other methods, operational methods and procedures, analytical methods and procedures, software and software systems, programs, operating systems, computer and processing code (including, without limitation, source code, object code and any electronic device code), and all other intangible assets and goodwill of or associated with the Business, whether currently existing or under any stage of development (collectively, the “Intellectual Property”), including (without limitation) those items listed on the Disclosure Schedules, that is owned by Seller and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) all past, present and prospective customer and client relationships and contacts, and (iii) claims and Actions with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including (without limitation) all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

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“Intellectual Property Assignments” has the meaning set forth in Section 4.2(a).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including (without limitation) issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Richard Serrins or Robert Pascale, each currently an officer or employee of Seller.

“Liabilities” means all obligations, responsibilities, payables and debts of any kind or nature, known or unknown, whether or not liquidated or foreseeable.

“LOI” means the letter of intent dated March 14, 2018 by and between Seller and MR2 Group, Inc., an Affiliate of Buyer, concerning the transaction which is the subject of this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), contracts or assets of the Seller or the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“PCAOB” means the Public Company Accounting Oversight Board, the nonprofit corporation established by federal law to oversee the audits of public companies, or its successor organization.

“Permits” means all permits, licenses, franchises, certificates, leases, easements, rights-of-way, permits, governmental waivers and consents, to the extent such relate to the Business, Purchased Assets or Assigned Contracts and to the extent not excluded from this transaction by Buyer (whether before or after Closing), in Buyer’s sole discretion. Without limiting the foregoing, any and all “franchise agreements” or agreements/arrangements described or designated as “franchise” relationships of Seller shall be excluded from this transaction and shall not be considered Assigned Contracts in any respect unless explicitly so agreed by Buyer. However, Seller shall assist Buyer in establishing new service provider agreements/relationships on terms acceptable to Buyer as promptly as possible at or following Closing.

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“Person” means any natural person, any form of business or social entity or organization, any trust or any non-governmental legal entity, excluding any Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.4(a).

“Purchase Price Escrow Agent” means a bank or financial institution selected by Buyer in its sole discretion and identified in writing to Seller prior to Closing to hold the Cash Escrow.

“Purchased Assets” has the meaning set forth in Section 1.2.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial and legal counselors and advisors, independent contractors, and owners with 5% or more of the equity ownership of the principal entity.

“Seller’s Accountants” means Sobel & Co., Inc. with offices in Livingston, NJ, or their successors selected by Seller in its sole discretion.

1.2. Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any and all Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including, without limitation, goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used, useable or held for use in connection with the Business (collectively, the “Purchased Assets”), including (without limitation) the following, but excluding the items described in Section 1.3 below:

(a) all customer, client and supplier relationships, contacts, proposals, information, price and cost data, invoices, and sales and promotional materials, and all data, books and records pertaining to any of the foregoing and the Business, whether past, present or prospective;

(b) all machinery, equipment, computers, electronic devices, parts, vehicles, furniture, fixtures, supplies, telephones, office equipment and other tangible personal property (including, without limitation, all machinery, equipment and supplies listed on the Disclosure Schedules) (the “Tangible Personal Property”);

(c) all work-in-process, inventory, raw materials, finished goods, reports and services, orders and deposits (including, without limitation, all security deposits and advance payments relating to any Purchased Assets, customer orders or Assigned Contracts);

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(d) all investments, accounts (excluding unrestricted investment accounts, unrestricted cash accounts, accounts receivable, accounts payable or liabilities), security deposits, prepaid assets, prepaid expenses other security, refunds, rights of recovery, rights of set-off, and rights of recoupment, deposits, charges, sums and fees relating to the Business;

(e) all Contracts, including (without limitation) Intellectual Property Agreements, whether or not set forth on the Disclosure Schedules, that Buyer has agreed to assume or disclosed later (without waiving any rights hereunder) that Buyer agrees to assume, with the presumption that Buyer agrees to assume all Contracts with customers and clients, whether past, present or prospective, unless explicitly excluded by Buyer (collectively, the “Assigned Contracts”);

(f) all Intellectual Property Assets;

(g) all improvements to leased property;

(h) all Permits which are held by Seller and required for the conduct of the Business as currently conducted, for performance of the Assigned Contracts or for the ownership and use of the Purchased Assets, including, without limitation, those listed on the Disclosure Schedules;

(i) all Actions and rights to Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Assigned Contracts or the Purchased Assets, whether arising by way of counterclaim or otherwise, known or unknown;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets or Assigned Contracts;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assigned Contracts;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including, without limitation, all correspondence with any Governmental Authority), sales material and records (including, without limitation, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”); and

(m) all rights to operate the Business as a going concern and to do business with all present and past customers and suppliers of the Business, all goodwill and the going concern value of the Business.

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1.3. Excluded Assets and Liabilities.

(a) Notwithstanding Section 1.2 above, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(i)	all unrestricted cash of Seller as of Closing;

(ii)	all accounts receivable of Seller for completed work as of Closing;

(iii)	Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(iv)	all employee benefit plans and assets and liabilities attributable thereto;

(v)	the assets, properties and rights specifically excluded by Buyer as permitted by this Agreement; and

(vi)	the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

(b) Notwithstanding any provisions of this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever (the “Excluded Liabilities”) except liabilities relating solely to the conduct of the Business by Buyer after the Closing under the Assigned Contracts (the “Assumed Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy, including (without limitation) all Pre-Closing Tax Period Liabilities.

(c) After the Closing, Seller shall continue to discharge in a timely manner all of Seller’s Liabilities and obligations including, but not limited to, Liabilities and obligations disclosed in or pursuant to this Agreement.

1.4. Consideration.

(a) The aggregate purchase price for the Purchased Assets and the total consideration for this transaction (the “Purchase Price”), which Seller acknowledges is full and adequate consideration, shall be an amount equal to five (5) times the Seller’s trailing twelve (12) months earnings ending December 31, 2017, before interest, taxes, depreciation and amortization, with certain add-backs agreed-upon by the parties, with this calculation being based on the Seller’s to-be-completed 2017 audited income statement (“Adjusted EBITDA”). For purposes of illustration and example only, if the Adjusted EBITDA of Seller for 2017 is $700,000, the Purchase Price at Closing will be $3,500,000 (Seller’s actual 2017 Adjusted EBITDA shall be multiplied by 5 to get the actual Purchase Price).

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(b) If the Seller’s 2017 Adjusted EBITDA is less than the target of $700,000, (as shown on Seller’s 2016 and 2017 Audited Financial Statements, as defined below) then either Buyer or Seller shall have the absolute and separate option, within five (5) calendar days following receipt of the Seller’s 2016 and 2017 Audited Financial Statements, to declare to the other party in writing this Agreement terminated, null and void, with no further duties, obligations or liabilities owed to anyone except as expressly stated herein. If Seller’s 2017 Adjusted EBITDA is at least $700,000 (as shown on the Seller’s 2016 and 2017 Audited Financial Statements) and all of the conditions and contingencies on Buyer’s obligation to Close hereunder are satisfied, but Buyer chooses not to Close, then Buyer shall be liable to Seller for a breakup fee which shall not be more than the audit fees paid by Seller to Seller’s Accountant for the Seller’s 2016 and 2017 Audited Financial Statements.

(c) Seller shall provide Buyer with Seller’s audited 2016 and 2017 financial statements completed by a PCAOB approved accounting firm (“Seller’s 2016 and 2017 Audited Financial Statements”) along with that firm’s signed consent to allow the use of Seller’s 2016 and 2017 Audited Financial Statements in public filings with the Securities and Exchange Commission (“SEC”) in form and content reasonably acceptable to Buyer.

1.5. Payment of Purchase Price. The Purchase Price will be paid by Buyer and will be subject to adjustment as follows:

(a) Fifty (50%) percent of the Purchase Price will be paid at Closing (the “Closing Portion”), with (i) seventy-five percent (75%) but not more than one million five hundred thousand dollars ($1,500,000) of the Closing Portion to be paid by wire transfer (“Cash”), and (ii) the balance of the Closing Portion to be paid in shares of the common stock (“Shares”) of Buyer or its Affiliate (the “Buyer Issuer”) valued on a per Share basis equal to the Share-issuance price of the Buyer Issuer’s initial public offering (“IPO”) to occur concurrently with the Closing. For purposes of illustration and example only, if the Purchase Price at Closing is $3,500,000, the Closing Portion would equal $1,750,000, with the Cash paid to Seller at Closing being $1,312,500 and with the Seller receiving Shares in the Buyer Issuer at Closing worth $437,500, so if the IPO price is $10 per Share, Seller will receive at Closing 43,750 Shares in Buyer Issuer ($437,500 ÷ $10 = 43,750).

(b) Additionally, twenty-five (25%) of the Purchase Price will be paid on the first anniversary of the Closing (the “First Anniversary Portion”), with (i) seventy-five percent (75%) but not more than seven hundred fifty thousand dollars ($750,000) of the First Anniversary Portion to be paid in Cash, and (ii) the balance of the First Anniversary Portion to be paid in Shares of the Buyer Issuer based on the Buyer Issuer’s average closing share price over the thirty (30) trading days prior to the first anniversary of the Closing. For purposes of illustration and example only, if the Purchase Price at Closing is $3,500,000, the First Anniversary Portion would equal $875,000, with the Cash to be paid to Seller on the first anniversary being $656,250 (“First-Anniversary Cash”) and with the Seller receiving additional Shares in the Buyer Issuer worth $218,750 (“First-Anniversary Stock”), so if the Buyer Issuer’s average closing share price paid over the thirty (30) trading days prior to the first anniversary of the Closing is, for example, $20 per Share, then Seller will receive 10,937.5 Shares of First-Anniversary Stock ($218,750 ÷ $20 = 10,937.5).

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(c) Lastly, the remaining twenty-five (25%) percent of the Purchase Price will be paid on the second anniversary of the Closing (the “Second Anniversary Portion”), with (i) seventy-five percent (75%) but not more than seven hundred fifty thousand dollars ($750,000) of the Second Anniversary Portion to be paid in Cash, and (ii) the balance of the Second Anniversary Portion to be paid in Shares of the Buyer Issuer based on the Buyer Issuer’s average closing share price over the thirty (30) trading days prior to the second anniversary of the Closing. For purposes of illustration and example only, if the Purchase Price at Closing is $3,500,000, the Second Anniversary Portion would equal $875,000, with the Cash to be paid to Seller on the second anniversary being $656,250 (“Second-Anniversary Cash”) and with the Seller receiving additional Shares in the Buyer Issuer worth $218,750 (“Second-Anniversary Stock”), so if the Buyer Issuer’s average closing share price paid over the thirty (30) trading days prior to the second anniversary of the Closing is, for example, $35 per Share, then Seller will receive 6,250 Shares of Second-Anniversary Stock ($218,750 ÷ $35 = 6,250). Notwithstanding the foregoing, the Second-Anniversary Stock shall be subject to adjustment as provided in subsection (e) below.

(d) The First-Anniversary Cash and the Second-Anniversary Cash shall be placed in escrow (the “Cash Escrow”) at Closing with the Purchase Price Escrow Agent and will be paid to Seller within three (3) Business Days respectively following the first anniversary of the Closing and the second anniversary of the Closing, with there being no conditions to the Purchase Price Escrow Agent making the corresponding Cash payments at those times to the Seller. For purposes of absolute clarity, Buyer acknowledges and agrees that it and its Affiliates cannot, and will not, take any action or forgo to take any action, or induce any other party to take any action or forgo to take any action, whatsoever to impede or stop the payment of either the First Anniversary Cash or the Second Anniversary Cash to the Seller by the Purchase Price Escrow Agent when due as stated in the preceding sentence. On a quarterly basis (or other frequency acceptable to Buyer and the Purchase Price Escrow Agent), the Purchase Price Escrow Agent shall pay any accrued interest to Buyer, with there being no conditions to such interest payments to Buyer. All such interest shall accrue on the Cash Escrow to the benefit of Buyer. Any fees and costs charged by the Purchase Price Escrow Agent for the Cash Escrow shall be the responsibility of Seller and may be deducted by the Purchase Price Escrow Agent from the payments of First-Anniversary Cash and Second-Anniversary Cash to Seller.

(e) The First-Anniversary Stock shall be calculated by Buyer and issued to Seller within three (3) Business Days following the first anniversary of the Closing. The calculation by Buyer of the amount of Second-Anniversary Stock to be issued to Seller shall be subject to adjustment as follows: if Buyer’s Acquired Business (as defined below) has a two (2) year average annual Adjusted EBITDA for calendar years 2018 and 2019 (with, for this calculation only, the pre-Closing portion of Seller’s 2018 Adjusted EBITDA being counted toward Buyer’s 2018 Adjusted EBITDA) which is more than ten percent (10%) below or above the Seller’s 2017 Adjusted EBITDA (the “ten-percent threshold”), a dollar-for-dollar reduction or addition to the value of the Second-Anniversary Stock issuance will be made for each dollar under or over the ten-percent threshold (but in no event shall any shortage require any payment from Seller to Buyer of previous payments). For purposes of illustration and example only, if the Seller’s 2017 Adjusted EBITDA is $700,000, then the ten-percent threshold would be $630,000 on the low end and $770,000 on the high end, and if the Buyer’s 2018 and 2019 two-year average annual Adjusted EBITDA is $600,000 or $30,000 below the $630,000 low end, the value of the Second-Anniversary Stock to be issued would be $218,750 less $30,000 or $188,750, and if the Buyer’s 2018 and 2019 two-year average annual Adjusted EBITDA is $800,000 or $30,000 above the $770,000 high end, the value of the Second-Anniversary Stock to be issued would be $218,750 plus $30,000 or $248,750. For this purpose only, the Buyer’s two-year average annual Adjusted EBITDA shall include add-backs of all management and other fees and expenses, salaries, expenses and benefits paid to Buyer or its Affiliates or any executive or employee related to the Buyer (who was not an executive or employee of Seller), and add-backs for any interest, fees or costs paid by the Buyer in connection with its receipt of or debt service on any New Buyer Capital (as contemplated in Section 2.11 below), but shall not include add-backs for any and all employees who were executives or employees of Seller or who are added to Buyer’s staff with the concurrence of Richard Serrins (or his successor) to grow and expand the Buyer’s Acquired Business. Buyer agrees that until the end of calendar year 2019, Buyer and the Business acquired hereunder (the “Buyer’s Acquired Business”) will remain a separate and distinct entity Affiliated with Buyer Issuer.

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1.6. Closing. Closing under this Agreement shall occur concurrently with the Buyer Issuer’s IPO, if this Agreement has not first been terminated.

1.7. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in a written allocation schedule (the “Allocation Schedule”) as soon as possible after the Closing by the Buyer’s Accountants in accordance with applicable law and regulations (including, without limitation, those laws, regulations and accounting standards applicable to public companies) and presented in writing to Seller. If Seller notifies Buyer in writing within ten (10) Business Days of receipt of the Allocation Schedule that Seller objects in good faith to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller does not notify Buyer in writing of a bona fide objection to the Allocation Schedule within that period, the Allocation Schedule shall be deemed accepted by Seller for all purposes; and provided further, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within seven (7) Business Days following Buyer’s receipt of Seller’s bona fide objection, such dispute shall be resolved by the Independent Accountant whose decisions shall be final and binding. The fees and expenses of the Independent Accountant to resolve such dispute shall be borne by Seller, except that if the Allocation Schedule proposed by Buyer’s Accountants is modified by the Independent Accountant as a result of the Seller’s objection, then the Independent Accountant may also suggest a fairer allocation of its fees and expense to reach such resolution between Buyer and Seller, and Buyer and Seller shall each pay their share thereof as so allocated by the Independent Accountant. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule (as it may be adjusted pursuant hereto). Any adjustments to the Purchase Price pursuant to Section 1.5(e) herein shall be allocated in a manner consistent with the Allocation Schedule (as it may be adjusted pursuant hereto).

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SECTION II – COVENANTS

2.1 Investigations.

(a) Although Buyer anticipates conducting some investigations regarding Seller’s Business and the Purchased Assets and Assigned Contracts prior to the Effective Date, Buyer shall have thirty (30) days (the “Due Diligence Period”) following Buyer’s receipt of Seller’s 2016 and 2017 Audited Financial Statements to satisfy itself, in its sole and absolute discretion, of the acceptability of the Business, the Purchased Assets and the Assigned Contracts and all aspects and circumstances thereof of whatever nature, including, without limitation, the absence of any defaults under the Assigned Contracts, and Buyer’s proposed use of the Purchased Assets, their operating condition and maintenance status. It is understood that Buyer shall have the Due Diligence Period during which to conduct and/or obtain, to its sole satisfaction, inspections, investigations, studies, information and reports, of whatever kind or nature it chooses, regarding the Purchased Assets and the Assigned Contracts, all at its sole cost and expense (collectively, the “Buyer Inspections”).

(b) In this regard, and without limiting the foregoing, upon the Effective Date and thereafter Buyer shall be provided with (i) access to all of the books, records and agreements of the Business, its customers and vendors, and/or relating to the Purchased Assets and/or Assigned Contracts, (ii) copies of any documents, reports or information reasonably requested by Buyer, and (iii) the right to enter upon and inspect any Business premises and Purchased Assets at any time or times (including, without limitation, by any Affiliates, agents, Representatives or contractors of Buyer) upon reasonable prior notice to Seller. Notwithstanding the foregoing, Buyer agrees to endeavor to have contact with no employees of the Seller other than Richard Serrins or Robert Pascale until such time that Seller otherwise notifies Buyer (but not later than 10 days after the Effective Date, at which time such notice shall be deemed to have been given); provided, however, that Seller recognizes that Buyer cannot satisfy its due diligence contingencies until it has completed discussions with certain key employees. Buyer understands that certain documents in the Seller’s possession (such as client data, client reports and client samples) are owned by the Seller’s clients and not the Seller, are subject to confidentiality agreements with the clients and, therefore, may not be available to Buyer without third-party consent (which Seller consents will seek to obtain as soon as possible). Copies of the agreements between the Seller and its clients will, however, be made available to Buyer upon the Effective Date.

2.2 Information. Seller shall deliver to Buyer all of the following documents and information (collectively, the “Due Diligence Documentation”), to the extent such documents and/or information exists and has not already been delivered to Buyer, in writing or other documentary forms, no later than ten (10) Business Days after the Effective Date:

(a) All Disclosure Schedules.

(b) All reports, inspections and information performed or issued by, or otherwise relating to, the Occupational Safety and Health Administration (OSHA), occupational and workplace safety and health, and regulatory and code compliance relating in any way to Seller, its operations, the Business, the Purchased Assets or the Assigned Contracts.

(c) Copies of the local, state and federal income tax returns, property tax bills, utility bills and insurance bills relating to the Seller and/or the Business for the most recent three (3) years relating to any and all location(s) of Seller.

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(d) Copies of all Contracts, property leases, services contracts, and equipment contracts or other licenses or leases.

(e) Copies of all warranties, third-party assurances and manuals relating to the Purchased Assets, leased equipment, leased property or any parts thereof.

(f) Copies and/or a true and correct list and description of all Intellectual Property Assets and Intellectual Property Agreements, including (without limitation) docket sheets for all pending applications showing all pending due dates and foreign attorney contact information for each foreign matter.

(g) Copies of all liens, pledges or encumbrances on the Purchased Assets and/or Assigned Contracts. Seller agrees that all such liens and encumbrances shall be satisfied or released from the Purchased Assets and Assigned Contracts at or prior to Closing.

(h) Any additional information concerning the Seller, the Business, Purchased Assets and/or Assigned Contracts that Buyer may reasonably request, or the Seller realizes was not disclosed previously in writing to Buyer.

2.3 Additional Disclosures. Upon the Effective Date and thereafter Buyer shall be provided with (a) access to all of the books, records and agreements of the Business, its customers and vendors, and/or relating to the Purchased Assets and/or Assigned Contracts, (b) copies of any documents, reports or information reasonably requested by Buyer, and (c) the right to enter upon and inspect the Business premises, its books and records, the Purchased Assets and the Assigned Contracts any time or times (including, without limitation, by any Affiliates, agents, Representatives or contractors of Buyer) upon reasonable prior notice to Seller, subject to Section 2.1(b) above; and without limiting the foregoing, upon the Effective Date and thereafter, Seller shall promptly notify Buyer in writing of: (d) any fact, circumstance, event or action the existence, occurrence or taking of which to Seller’s Knowledge (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 4.3 or 4.4 to be satisfied; (e) any notice or other communication to Seller or received by Seller from any Person or Governmental Authority alleging that the consent of any Person or Governmental Authority is or may be required in connection with the transactions contemplated by this Agreement; (f) any notice or other communication to Seller or received by Seller from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (g) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Seller, the Business, the Purchased Assets or the Assigned Contracts that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

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2.4 Completion. Buyer agrees to (a) endeavor to complete its due diligence investigation and analysis on or before the expiration of the Due Diligence Period and (b) to advise Seller in writing, on or before the expiration of the Due Diligence Period of its election to either (i) terminate this Agreement, in which event this Agreement shall be null and void, (ii) elect to extend the Due Diligence Period for a period of no more than thirty (30) days, or such longer period as may be agreed upon by Seller, or (iii) allow the Due Diligence Period to expire and proceed under the terms of this Agreement. In the absence of any written notification, it shall be conclusively presumed that Buyer has elected to proceed under clause (iii) above.

2.5 Permits and Governmental Approvals. Except for consents and approvals within the sole control or responsibility of Buyer, Seller shall obtain at its sole cost and expense, the issuance of all consents and approvals, including (without limitation) all governmental permits and approvals, and shall pay all applicable fees and charges, necessary for the sale by Seller of the Purchased Assets and the assignment of the Assigned Contracts pursuant to this Agreement.

2.6 Operations. After the Effective Date, Seller shall professionally, diligently and in the ordinary course, operate its Business lawfully and in good faith, in the same lawful manner it conducted its Business prior to the Effective Date, including (without limitation), pursuing new sales and new customers, providing its services and products in a first-rate manner, maintaining the Purchased Assets, complying with all Assigned Contracts and other agreements and maintaining its workforce. Without limiting, after the Effective Date, Seller shall keep the Purchased Assets and its Business premises, and all components thereof, in the same condition existing on the Effective Date of this Agreement, reasonable wear and tear excepted, making all repairs and replacements and maintaining all equipment and improvements, and Seller shall comply with all contractual, legal and regulatory requirements, without exception. Seller shall not engage in any transactions that are outside of the ordinary course of Business without the prior written approval of Buyer, which approval shall not be unreasonably withheld.

2.7 Use of Similar Name and Name Change. Prior or subsequent to Closing, promptly upon the request of Buyer, Seller shall sign and deliver a consent to appropriation of name and shall otherwise cooperate with Buyer, to facilitate the creation and/or registration of a new entity with a name substantially the same as or similar to the names(s) of Seller or the Business. Upon Closing, Seller shall immediately cease to conduct the Business and, upon Closing (or as soon as possible thereafter), Seller shall change its official, unofficial, trade and/or registered name(s) to something that is not in any way similar to the names(s) of Seller or the Business or any similar name(s) to the reasonable satisfaction of Buyer. Without limiting the foregoing, it is acknowledged and agreed that Buyer shall be permitted to conduct its business after Closing under the name “MAi Research, Inc.”

2.8 Good Faith. Buyer and Seller shall at all times deal with the other in good faith as to the subject matter of this Agreement and the transactions contemplated by this Agreement. Buyer and Seller agree to execute and deliver such further documents or instruments and take such further actions as shall be necessary or appropriate to fulfill all obligations and effect all transactions contemplated by this Agreement.

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2.9 Insurance. Seller shall maintain business liability insurance providing broad form coverage in an amount not less than the highest amount maintained by Seller during the twelve (12) months immediately prior to the Effective Date, for at least as long as is necessary to provide coverage for products and services of the Business produced or provided prior to the Effective Date (but not for less than twenty-four (24) months after Closing). Upon Buyer’s reasonable request(s) at any time at or subsequent to Closing, Seller will provide Buyer with a Certificate of Insurance evidencing such coverage. Such insurance shall name Buyer as an additional insured, and if permitted by the insurer, such insurance policy(ies) shall require at least thirty (30) days’ written notice to Buyer before any expiration of, cancellation of or changes to such policy or coverage.

2.10 Exclusivity. Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined below), (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated and shall cause its Affiliates and all of its and their Representative(s) to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person other than Buyer or its Affiliates conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect transfer or disposition, whether by sale, merger or otherwise, of all or any portion of the Seller, Seller’s membership interests, control of the Seller, the Business, the Purchased Assets or the Assigned Contracts.

2.11 Capital Investment. Between the Closing Date and the first anniversary of the Closing Date, Buyer shall receive new capital from one or more Affiliates of Buyer of at least Five Hundred Thousand Dollars ($500,000), and by the second anniversary of the Closing Date at least an additional Five Hundred Thousand Dollars ($500,000), such that an aggregate of at least One Million Dollars ($1,000,000) in new capital shall be invested in Buyer by one or more Affiliates of Buyer during the first two years after the Closing Date, if and to the extent requested by Buyer’s President for the purpose of growing Buyer’s Acquired Business (the “New Buyer Capital”). The use of the New Buyer Capital, and whether in the form of equity capital or capital loans, shall be determined solely by mutual agreement of Buyer and the Buyer’s Affiliate contributing or loaning the New Buyer Capital.

2.12 Executives. Upon Closing, Buyer will hire Richard Serrins as the President and Robert Pascale as the Vice President and Chief Analytics Officer of Buyer (collectively, the “Executives”), currently executives of Seller, under written employment agreements acceptable to Buyer’s Board of Directors and the respective Executive (the “Executive Employment Agreements”), each providing for employment terms of at least three (3) years unless sooner terminated in accordance with the terms of the respective Executive Employment Agreements.

SECTION III – Representations, Warranties AND AGREEMENTS

3.1 Representations and Warranties of Seller. As an inducement to Buyer to execute this Agreement, Seller represents and warrants to Buyer and agrees as of the Effective Date and as of the Closing Date, except as may be explicitly stated in writing in reasonable detail in the Disclosure Schedules and accepted by Buyer, as follows:

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(a) Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina and is duly qualified and in good standing in each jurisdiction where it has conducted or is conducting business or is otherwise legally required to be so qualified. Seller has full, lawful power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller has disclosed in writing to Buyer each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b) Power and Authorization. Seller has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, under the Assigned Contracts and under all other agreements, certificates, affidavits and documents required to be delivered by it prior to, at, or subsequent to the Closing (collectively, the “Seller Transaction Documents”). The execution, delivery and performance by Seller of the Seller Transaction Documents have been, or will by Closing be, duly authorized by all necessary action on the part of Seller. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable legal and equitable defenses.

(c) Title to Property, Interests. Seller has good and valid title to all of the Purchased Assets being purchased by Buyer hereunder, free and clear of all security interests, liens, claims, pledges, encumbrances, judgments, demands, charges, easements, equitable interests, options, rights of the first refusal, mortgages or other liabilities or encumbrances of any nature whatsoever. The Purchased Assets being purchased by Buyer constitute all of the assets necessary to conduct the Business of Seller as it is presently being conducted.

(d) No Conflicts. The execution, delivery and performance by Seller of this Agreement and all other documents referenced herein to which Seller is a party, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the operating agreement of Seller or any other organization or governing documents of Seller; (ii) require the consent, notice or other action by any Person under conflict with, result in a violation or breach or, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); (iii) result in the creation or imposition of any Encumbrance on the Purchased Assets or Assigned Contracts; or (iv) to Seller’s Knowledge, violate any statute, rule, regulation, order or decree by which Seller or any of Seller’s properties or assets is bound. Neither the execution and delivery of this Agreement, any of the Seller Transaction Documents, nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract to which Seller is a party; or (vi) result in the imposition or creation of any lien or encumbrance upon or with respect to any of the assets owned or used by Seller.

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(e) Contracts. Seller is not a party to any Contract relating to or affecting the Business, the Purchased Assets or Seller’s ownership or use of any of the Purchased Assets, except disclosed to Buyer in writing. None of the Purchased Assets contemplated by this Agreement are leased or licensed, except as disclosed to Buyer in writing.

(f) Litigation. There is no Action, suit or proceeding pending, asserted or, to Seller’s Knowledge, threatened, which affects the transactions contemplated by this Agreement, the Business, the Assigned Contracts or the Purchased Assets, and Seller is not aware, after due inquiry within Seller’s organization, of any basis or circumstances upon or from which any such Action, suit or proceeding could be asserted. Seller is not in, and does not intend to file for, bankruptcy or receivership, nor has Seller communicated with any person or entity of any intention of filing for bankruptcy or receivership, nor has Seller made any assignment for the benefit of creditors, nor is Seller aware of any person or entity intending to put Seller in bankruptcy or receivership involuntarily.

(g) Financial Information and Controls. Complete and correct copies of the 2016 and 2017 Audited Financial Statements, consisting of the balance sheet of the Business as at December 31 of each of the years 2016 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and unaudited financial statements consisting of the balance sheet of the Business as at end of the most recent fiscal quarter and the related statements of income and retained earnings, stockholders’ equity and cash flow for each of 2018 fiscal quarters then ended (the “Interim Financial Statements” and together with the 2016 and 2017 Audited Financial Statements, the “Seller Financial Statements”), are included in the Disclosure Schedules or have been and will be delivered to Buyer as soon as available. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP. All of the Seller Financial Statements and other financial data and information supplied by Seller to Buyer for consideration in connection with the transactions contemplated by this Agreement: (i) are true and correct in all material respects; (ii) are based on the books and records of the Business; (iii) fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the 2016 and 2017 Audited Financial Statements). Seller has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for those which are adequately reflected or reserved against in the applicable balance sheet included in the Seller Financial Statements as of the applicable balance sheet date, and those which have been incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Seller Financial Statements and which are not, individually or in the aggregate, material in amount. Seller has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934, as amended) sufficient to provide reasonable assurance (v) regarding the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (vi) that receipts and expenditures of the Business are being made only in accordance with the authorization of Seller’s management in accordance with Seller’s governing documents, agreements and applicable law, and (vii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Business that could have a material effect on financial statements of the Business.

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(h) Compliance with Legal Requirements. Seller is in full and complete compliance with each federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (each a “Legal Requirement”) that is or was applicable to it, to its contracts or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets; and Seller has not received any notice or other communication (whether oral or written) from any governmental body or any other person regarding (i) any actual, alleged, possible, or potential violation of, or material failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(i) Intellectual Property. Seller owns and possesses, and upon consummation of the transactions contemplated hereby, Buyer will own and possess all, sole and exclusive right, title and interest in and to the Intellectual Property free and clear of all liens, claims and encumbrances. No written claim by any third party contesting the validity, enforceability, use or ownership by Seller of any of its intellectual property has been made to or received by Seller, is currently pending or, to Seller’s Knowledge after due inquiry within Seller’s organization, is threatened, against Seller. Seller has not received any notice of any infringement or misappropriation by, or conflict with, any third party with respect to any of its intellectual property. Seller has disclosed in writing to Buyer a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets; and (iv) all other material Intellectual Property Assets that are used or held for use in the conduct of the Business as currently conducted. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations. Additionally, Seller has disclosed in writing to Buyer a correct, current and complete list of all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including, without limitation, by non-renewal), any Intellectual Property Agreement.

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(j) Taxes. Seller has properly and timely reported, filed and paid any and all taxes due to federal, state and local governments, or will do so, for all pre-Closing and post-Closing tax periods, before any such taxes or reports become delinquent, including, but not limited to income, franchise, sales, gross receipts, use, payroll, unemployment and social security taxes. All such tax reports and tax returns of Seller are, or will be, true, complete and correct in all respects. Seller shall comply with all Bulk Sales laws of the jurisdiction where the Purchased Assets are located.

(k) Employees. All of the Seller’s employees are “at will” employees. Neither Seller nor any of its Affiliates has nor maintains or sponsors any labor contract, employee welfare or benefits plans, including (without limitation) any defined benefit pension plans or multiemployer benefit plans. To Seller’s Knowledge, it is not now and has never been in violation of any wage and hour laws. Buyer shall not assume, adopt or become signatory to any labor contract. Seller shall be solely responsible for the payment of all of its employee’s wages, vacation pay, pension and welfare benefits and any other obligations payable to employees, whether or not under contract, if any, as of and in effect on the Closing Date. Buyer may consider retaining employees of the Seller, but the Buyer is not agreeing to hire any employees of Seller as part of this transaction. Unless Seller consents, Buyer will not discuss possible employment with any employees of Seller until after the Due Diligence Period. With respect to employees as to whom a Buyer elects to offer employment on terms acceptable to Buyer, Buyer shall advise Seller on or about the Closing Date, and Seller shall not interfere with Buyer’s efforts to hire any such employees. Upon Closing, Seller shall terminate its employment of all employees whom Buyer is hiring, without limiting Seller’s obligations to its employees. The Seller shall have paid or will pay, as and when due, on or after Closing, to all of its employees hired by the Buyer all salaries, bonuses and vacation pay, if any, accrued and owed to such employees through the date of Closing.

(l) Information Generally. All materials, information, documents, statements and records provided or disclosed in writing to Buyer (including, without limitation, the Due Diligence Information, whenever disclosed) are and will be true, correct and complete in all material respects, are not and will not be materially misleading, and do not and will not fail to state any material fact necessary to make it not misleading or to provide Buyer with full, accurate and complete information as to the Purchased Assets, the Assigned Contracts and Seller’s Business.

(m) IPO Lock-up Agreement. Sellers, Seller’s members and Seller’s Executives have executed or, at or before Closing shall execute, and shall be bound by and comply with, the same lock-up agreement(s) (the “Seller Lock-Up Agreements”) that the officers and directors of Buyer’s Issuer execute or have executed with the underwriters of the IPO.

(n) Issuance of Securities. Seller represents, warrants and agrees that:

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(i) Seller possess such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Buyer Issuer’s Shares and the transactions contemplated by this Agreement;

(ii) Seller knows and understands the Buyer Issuer, its business, finances, customers and prospects in all respects that Seller considers material to its decision to enter into the transactions described in this Agreement;

(iii) Seller is acquiring Buyer Issuer’s Shares for its own account, for investment purposes only and not with a view toward resale or other transfer except in conformity with all applicable federal and state securities law requirements;

(iv) Seller understands that, although the Shares are subject to the IPO, as of the Effective Date, Buyer Issuer’s Shares have not yet been registered under the Securities Act of 1933 (the “1933 Act”) or any applicable state securities law and all such Shares may constitute “restricted securities” under the 1933 Act;

(v) Seller will not sell or otherwise transfer any of the Buyer Issuer’s Shares it acquires or any interest therein, except pursuant to an effective registration statement with respect thereto if such statement is required under the 1933 Act and/or all applicable state securities laws, or except to Seller’s members or to a spouse or issue of such members or a trust solely for their benefit for estate planning purposes, provided that no transfers will be permitted in violation of the Seller Lock-Up Agreements and all transfers must be pursuant to an opinion of counsel satisfactory to the Buyer Issuer (if such an opinion is required by the Buyer Issuer), to the effect that such sale or transfer is exempt from registration under the 1933 Act and under all applicable state securities laws;

(vi) Seller has sufficient financial wherewithal to withstand without hardship a complete loss on its investment in Buyer Issuer’s Shares, and has no need for liquidity in connection with his investment in the Buyer Issuer’s Shares;

(vii) Seller has consulted or has had the opportunity to consult with its own independent legal and other counsel prior to executing this Agreement and engaging in the transactions contemplated hereby; and

(viii) Seller understands that the sale of the Buyer Issuer’s Shares by Seller at any time may give rise to taxable income to Seller, and Seller acknowledges and agrees that it or its members shall be responsible for any corresponding tax obligations.

(o) Survival of Representations and Warranties. All representations, warranties and agreements of Seller shall be deemed to be made again on and as of the Closing Date and shall survive Closing for a period of one (1) year.

3.2 Representations and Warranties of Buyer: As an inducement to Seller to execute this Agreement, Buyer represents and warrants to Seller as of the Effective Date, except as may be explicitly stated in writing in reasonable detail by Buyer and accepted by Seller, as follows:

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(a) Organization. Buyer is a duly organized, validly existing corporation, in good standing under the laws of the State of Nevada.

(b) Power and Authorization. Buyer has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it at Closing (collectively, the “Buyer Transaction Documents”). The execution, delivery and performance by Buyer of the Buyer Transaction Documents have been, or will by Closing be, duly authorized by all necessary corporate action on the part of Buyer. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable legal and equitable defenses.

(c) Contracts. Buyer is not a party to any written contract affecting this Agreement or Buyer’s ability to perform its obligations hereunder.

(d) IPO. Seller is entitled to rely upon the public representations and disclosures of Buyer Issuer in the IPO.

(e) Survival of Representations and Warranties. All representations, warranties and agreements of Buyer shall be deemed to be made again on and as of the Closing Date and shall survive Closing for a period of one (1) year.

3.3 Noncompetition. While any of the Seller’s Executives or former executives are a shareholder, officer, director or employee of Buyer and for a period of one (1) year thereafter (the “Restricted Period”), Seller shall not, and each and every owner or officer of Seller shall not, directly or indirectly:

(a) Compete with Buyer in the Business (as used herein “Compete” means directly or indirectly, within the United States of America, enter into or engage generally in direct or indirect competition with Buyer in the business of market research and related analytical and consulting services, either directly or indirectly as an individual on his own or as a partner of joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent for any person or any business substantially similar to the Business);

(b) Employ, solicit the employment of, or induce or seek to induce the termination of the Buyer’s employment of any employee of Buyer in the Business or any former employee of Buyer (for a period of twelve (12) months after such employment); or

(c) Interfere with or disrupt the creation or continuation of any relationship, contractual or otherwise, between Buyer and any Business employee, customer, service provider or vendor with which Seller has had such a relationship in the Business at any time during the period beginning two (2) years prior to the Effective Date and extending until two (2) years after Closing or until twelve (12) months after such person’s employment with the Buyer, whichever is later.

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3.4 Enforcement of Covenants.

(a) Seller recognizes and agrees that any violation of Sections 2.10 or 3.3 above or Sections 3.6 or 3.7 below (the “Restrictive Covenants”) would cause irreparable injury to Buyer. In the event of a breach of any provision of the Restrictive Covenants, the Buyer shall be entitled, in addition to any other remedies available, to enforce the Restrictive Covenant by injunction (both preliminary and permanent) or other equitable remedy to restrain the violation, threatened violation or continued violation. The geographical areas covered by the Restrictive Covenants and the period and nature of such restrictions are agreed to be reasonable and necessary for the proper protection of Buyer. If any provision or part of the Restrictive Covenants shall be invalidated or judged unenforceable, such provision shall be deemed to be modified to the least extent necessary so that it may be determined to be enforceable and valid, and the remainder of the Restrictive Covenants shall nevertheless continue to be valid and fully enforceable.

(b) The Restrictive Covenants shall survive this Agreement and the consummation of the transactions contemplated hereby.

3.5 Bulk Sale Compliance. Seller shall fully comply with, and be solely responsible for preparing, filing and/or obtaining any and all notices, certificates and clearances required by, South Carolina law regarding bulk sales of Seller’s assets (and the corresponding law of any state or jurisdiction where any of the Assets are located), even if such law imposes any such obligation on Buyer (in which case, Seller may act as Buyer’s agent, with prompt written notice to Buyer).

3.6 Confidentiality.

(a) Except as and to the extent required by law, Seller will not disclose or use, and will direct its Representatives not to disclose or use, any Confidential Information (as defined below) with respect to, furnished, or to be furnished, by Buyer or its representatives to the Seller or its representatives at any time or in any manner.

(b) For purposes of this Section, “Confidential Information” means all information relating to Buyer and its business, including (without limitation) the Business of Seller prior to Closing, all of its customer lists and all data and reports created for customers and any other information stamped “confidential” or identified in writing as such promptly following its disclosure, unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this transaction, or (ii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, provided Seller shall give Buyer written notice prior to making any such disclosure. Without limiting the foregoing, “Confidential Information” shall include any and all confidential and/or proprietary knowledge, data or information owned, developed or possessed by Buyer whether in tangible or intangible form and all trade secrets as defined under applicable state law, as well as (A) information relating to Buyer’s products and services, pricing, customers, customer needs, suppliers, processes, know-how, specifications, designs, drawings, concepts, test data, formulas, methods, compositions, ideas, algorithms, software, source codes, techniques, developmental or experimental work, research, improvements and discoveries; (B) information relating to plans for research and development, new products and services, marketing and selling, sales forecasts, business plans, budgets and unpublished financial statements, licenses, prices and costs, planned acquisitions and divestitures, and planned purchases; and (C) information regarding the skills and compensation of employees, personnel and policy manuals, and contracts with employees, customers, suppliers, consultants, strategic partners, business partners and others. Upon the written request of Buyer, Seller will promptly return to Buyer or destroy any Confidential Information in its possession and certify in writing to Buyer that it has done so.

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3.7 Non-Solicitation. Seller will not intentionally, directly or indirectly or through any affiliate, (a) solicit any of the customers suppliers, vendors, consultants or others involved with Seller prior to Closing or with Buyer after Closing for any services which compete with the Business, or (b) enter into a relationship with any person or entity who had/has any business relationship with Seller prior to Closing or with Buyer after Closing, or directly or indirectly solicit or negotiate in any manner with any such person or entity for the purpose of enticing such person or entity away from or out of a relationship with Buyer.

3.8 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any transfer tax and any other similar tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

3.9 Further Assurances. Following the Closing, Buyer and Seller each shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

3.10 Indemnification.

(a) For a period of one (1) year following Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of them for, any and all Losses (as defined below) incurred or sustained by or imposed upon, the Buyer Indemnitee(s) based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller or Seller Executives contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller or Seller Executives pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(ii) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Seller Executives pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller or Seller Executives pursuant to this Agreement;

(iii) any Excluded Asset or any Excluded Liability; or

(iv) any third-party Action based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

(b) For a period of one (1) year following Closing, each Seller Executive, jointly and severally, shall indemnify, defend and hold harmless each of the Buyer Indemnitees from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by or imposed upon, the Buyer Indemnitee(s) based upon, arising out of, with respect to or by reason of:

(i) any of the items listed in clauses (i) or (ii) of Section 3.10(a) above to the extent the inaccuracy, breach, default or non-fulfillment is material to Buyer or the Buyer Indemnitee; and

(ii) to the extent the inaccuracy, breach, default or non-fulfillment occurs or is based upon circumstances occurring on or prior to the first anniversary of the Closing Date; provided that

(iii) neither Seller Executive shall be liable for obligations under this subsection (b) to the extent such inaccuracy, breach, default or non-fulfilment is solely the fault of the other Seller Executive.

(c) For a period of one (1) year following Closing, Buyer shall indemnify, defend and hold Seller and each Seller Executive harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by or imposed upon Seller or either Seller Executive based upon, arising out of, with respect to or by reason of (i) Buyer’s operation or ownership of the Business or the Purchased Assets after Closing Date and within the one (1) year period after the Closing Date, (ii) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), (iii) any third-party Action based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date, and (iv) any material breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation pursuant to this section to indemnify, defend or hold harmless any Seller Executive, or to pay or reimburse any Seller Executive, for any and all Losses incurred, sustained or imposed, in whole or in part, by reason of the gross negligence or the reckless, intentionally wrongful, malicious or unlawful acts or omissions of any Seller Executive.

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(d) All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. As used in this Section 3.10, “Losses” shall mean any damages, claims, actions, demands, losses, costs, expenses, liabilities (whether joint, several, general, secured, tax-related, actual or contingent), penalties and fines, including (without limitation) reasonable counsel fees incurred in defending, investigating or in attempting to avoid the imposition thereof.

(e) Notwithstanding anything else in this Agreement, any Ancillary Document or any certificate or instrument delivered by or on behalf of Buyer, Seller or the Seller Executives pursuant to this Agreement, (i) the total indemnification of Losses provided by Seller and/or the Seller Executives shall be capped at a maximum aggregate amount of Two Hundred Seventy-Five Thousand Dollars ($275,000) with respect to each of subsections (a) and (b) above, and (ii) no indemnification claim can be made, and no indemnification payment shall be due and payable, under each of subsections (a), (b) and (c), until and only if all Losses actually incurred by the indemnitee(s) have exceeded a total amount of ten thousand dollars ($10,000).

SECTION IV – CLOSING

4.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the Buyer Issuer’s IPO at the offices of Buyer’s or Buyer Issuer’s attorneys (as designated by Buyer in advance of Closing), at a time mutually convenient to Buyer and Seller, after all of the conditions to Closing set forth in Section 4.3 below are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

4.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the tangible and intangible property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assigned Contracts;

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(iv) one or more assignment(s) in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each an “Assignment and Assumption of Lease”) and duly executed by Seller;

(vi) one or more certificates of the Secretary or Assistant Secretary (or equivalent officer) of Seller, (A) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors, members and/or managers of Seller and Seller’s Executives authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transaction contemplated hereby and thereby, and (B) certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii) such other customary instruments of transfer, assumption, filings or documents, and evidence of the release of all Encumbrances on the Purchased Assets and the Assigned Contracts, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(viii) all passwords, passcodes and log-in information necessary to access any electronic or online accounts or devices of the Business;

(ix) all keys and lock alarm combinations applicable to any premises at which the Purchased Assets are located or the Business is conducted;

(x) all other books, records, information and other items included in the Purchased Assets and the Assigned Contracts to be conveyed to Buyer as contemplated in this Agreement;

(xi) all of the bulk sale documents and items referred to in Sections 3.1(j) and 3.5 above, including (without limitation) written certification from either the Seller’s independent certified public accountant or attorney that such bulk sale requirements have been fulfilled by Seller;

(xii) the Executive Employment Agreements duly executed by each Executive; and

(xiii) any and all other documents reasonably requested by Buyer or its counsel to consummate Closing as contemplated in this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

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(i) the Cash Closing Portion of the Purchase Price (if by wire transfer, to an account designated writing by Seller to Buyer);

(ii) the Escrow Agreement duly executed by Buyer, together with proof or acknowledgement of the funding of the Cash Escrow portion of the Purchase Price to the Purchase Price Escrow Agent;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v) the Executive Employment Agreements duly executed by the Buyer; and

(vi) any other documents reasonably requested by Seller or its counsel to consummate Closing as contemplated in this Agreement.

(c) At the Closing, Buyer shall deliver to the Purchase Price Escrow Agent:

(i) the Cash Escrow portion of the Purchase Price by wire transfer of immediately available funds to account(s) designated by the Purchase Price Escrow Agent, to be held for the purpose described in Section 1.5(d) above; and

(ii) the Escrow Agreement duly executed by Buyer.

4.3 Buyer’s Contingencies. Buyer’s obligation to consummate Closing is contingent upon the satisfaction of the following conditions:

(a) Conclusion of the Due Diligence Period with Buyer’s election to proceed under Section 2.4 above;

(b) Buyer has not terminated this Agreement pursuant to Section 2.4 above, and has received the consent to use the Seller’s 2016 and 2017 Audited Financial Statements described in Section 1.4(c) above;

(c) Executive Employment Agreements acceptable to Buyer are duly executed and delivered to Buyer by the Executives;

(d) Conclusion and successful closing of Buyer Issuer’s IPO;

(e) No administrative proceedings or litigation shall be pending or threatened which would adversely affect consummation of this Agreement, Buyer Issuer’s IPO or Buyer’s acquisition of the Purchased Assets or Assigned Contracts or Buyer’s operation of the Business;

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(f) Buyer shall be in receipt of all Disclosure Schedules, documents and records of Seller relating or pertaining to the Purchased Assets, the Assigned Contracts and the Business, or otherwise required from Seller under this Agreement;

(g) There has been no Material Adverse Effect to the Business since the Effective Date or to any of the information or documents discovered or reviewed by Buyer during the Due Diligence Period or to any aspect of the Purchased Assets or their use or the Assigned Contracts since the signing of this Agreement; and

(h) All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of and as if made on the day and time of Closing, and Seller shall have complied in full with all requirements and obligations of Seller under this Agreement.

4.4 Seller’s Contingencies. In addition, the Seller’s obligation to consummate Closing is contingent upon the satisfaction of the following conditions:

(i) Seller has not terminated this Agreement pursuant to Section 2.4 above;

(ii) Conclusion and successful closing of Buyer Issuer’s IPO; and

(iii) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of and as is made on the day and time of Closing, and Buyer shall have complied with all material requirements and obligations of Buyer under this Agreement.

4.5 Post-Closing. Either Buyer or Seller may at its sole discretion, waive any of the above Closing requirements or contingencies in Sections 4.2, 4.3 or 4.4 above required of the other party, respectively, and proceed to Closing upon notification to the other party. If Buyer or Seller does proceed to Closing but does not explicitly waive in writing any item above that remains unsatisfied, Seller’s or Buyer’s obligation, respectively, to satisfy such requirement as soon as possible shall survive Closing.

SECTION V – GENERAL PROVISIONS

5.1 Notices. All notices required or permitted to be provided or furnished by either party to the other party shall be in writing and shall be delivered in person with signed receipt, by overnight commercial courier or sent by United States certified mail, postage pre-paid, return receipt requested, or by email with confirmed receipt, and addressed as follows:

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if to the Buyer:

Acquisition Corp 1

{to be re-named MAi Research, Inc.}

101 Convention Center Drive

Plaza 125

Las Vegas, NV 89109

Attn: James T. Medick, President

Telephone: 702-483-4000

Email: jtmedick@precisionopinion.com

with a copy to Buyer’s attorney:

McNees Wallace & Nurick, LLC

570 Lausch Lane, Suite 200

Lancaster, PA 17601

Attn: Joshua D. Cohen, Esquire

Telephone: 717-581-3719

Email: jcohen@mcneeslaw.com

if to Seller and/or Seller Shareholders:

Market Analysts, LLC

200 San Rittenberg Boulevard

Charleston, SC 39407

Attn: Richard Serrins, President

Telephone: 843-329-0114

Email: richs@mairesearch.com

with a copy to Seller’s attorney:

Pearce Roberts Business Law, LLC

222 West Coleman Blvd., Suite 124

Mount Pleasant, SC 29464

Attn: Robert W. Pearce Jr., Esquire

Telephone: 843-343-4921

Email: rwp@pearceroberts.law

Any notice shall be deemed to have been given and received on the date of delivery or as indicated on the return receipt or signed receipt.

5.2 Brokers and Advisors. Seller and Buyer each represent and warrant that (a) the transactions contemplated by this Agreement have been negotiated directly between Buyer and Seller and their respective counsel, without the intervention of any person, and (b) neither Buyer nor Seller has done anything which would in any manner give rise to a claim against Buyer or Seller for a brokerage commission, finder’s fee, counseling or advisory fee, or like payment, except for the payment due from Seller of __________________ to Norman Michaels of _________________________ (“Seller’s Broker”). Each party will be responsible for and bear all of its own respective costs and expenses (including any broker’s or finder’s fees and the expenses of its accountants, auditors, lawyers and other representatives) incurred at any time in connection with pursing or consummating this Agreement and the transactions contemplated herein.

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5.3 Assignment. This Agreement and all rights and obligations of Buyer hereunder may be assigned in full by Buyer to any Affiliate of Buyer, and upon such assignment, with written notification to Seller, the assignee and not Buyer shall have all of the rights and obligations of Buyer hereunder, and the assignor shall be released in full. Notwithstanding any such assignment by Buyer, any references to and obligations of Buyer Issuer shall remain unchanged.

5.4 Amendment. This Agreement shall not be amended or modified except by a written instrument executed by both Buyer and Seller.

5.5 Governing Laws; Jurisdiction. This Agreement shall be construed in accordance with Nevada law, without regard to conflict of law principles. This Agreement sets forth the entire understanding of Buyer and Seller with respect to the subject matter of this Agreement and supersedes and replaces all prior agreements, arrangements, representations, letters of intent and memoranda relating to the subject matter of this Agreement. The captions at the head of the paragraphs of this Agreement are for convenience only and shall not alter or affect the provisions of this Agreement. Buyer and Seller and the Seller’s Executives each agree that exclusive jurisdiction and venue for any litigation concerning this Agreement and the transactions contemplated herein shall exist in the U.S. Federal District Court for the District of Nevada, by nonjury trial. Each party shall be entitled to collect its reasonable attorneys’ fees and litigation costs in any action to enforce this Agreement in which it prevails.

5.6 Construction; Survival. As used herein, the phrases “including”, “for example”, “including, without limitation”, and “including, but not limited to”, and other similar phrases, shall be construed as exemplary only and shall not be construed so as to limit or to exclude any possible items or examples of the objects to which such phrases relate. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Except as otherwise expressly stated in this Agreement, all obligations, representations, warranties and covenants of Buyer and/or Seller and/or Executives under this Agreement shall survive Closing and the consummation of the transactions contemplated hereunder.

5.7 Waiver; Setoff. Buyer and Seller each waives any claim for special or consequential damages, including (without limitation) any claim for lost profits, arising out of the breach of this Agreement. Unless expressly provided herein to the contrary, no party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any party in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. If Seller owes any funds to Buyer hereunder at any time, Buyer shall be entitled, in good faith, to set-off such bona fide amounts against any sums owed by Buyer to Seller or to any of the Seller Executives at any time, subject to the right of Seller to issue a bona fide written objection in good faith to such set-off(s), in which event the set-off amounts subject to such objection shall be placed in escrow with the Purchase Price Escrow Agent until the objection is duly resolved. Notwithstanding the foregoing, no set-off hereunder shall be permitted against the annual base salary of either Seller Executive, and no set-off hereunder shall be permitted against either Seller Executive to the extent the amount owed to Buyer is solely due to the fault of the other Seller Executive.

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5.8 Force Majeure. Neither Buyer nor Seller will be responsible to the other party for non-performance under this Agreement or damages, loss, injury, or delay, in any case, that is caused by an event that is beyond the reasonable control, and without the intentional misconduct or negligence, of that party, which events shall include, without limitation (each a “Force Majeure Event”): acts of God; acts of government agencies or Governmental Authorities; strikes; weather conditions; floods; landslides; lightning; earthquakes; fire; explosions or other causalities; riots or war; acts of terrorism or civil disturbances; blockade or insurrection; sabotage; or similar occurrence; acts of a public enemy; extended electrical power outages; extended interruptions or degradations in telecommunications or electronic communications systems; and material changes in applicable law.

5.9 Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and permitted assigns of Buyer and Seller.

5.10 Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and which together shall constitute the same Agreement. The parties hereto consent to the electronic transmission of signatures by e-mail or similar means for the execution of this Agreement or the giving of notice hereunder.

[Signature page follows.]

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IN WITNESS WHEREOF, Buyer and Seller have duly executed this Agreement on the date first written above.

WITNESS/ATTEST:	MARKETING ANALYSTS, LLC

/s/ Marjorie Wright	By:	/s/ Richard Serrins	(Seal)
Marjorie Wright		Richard Serrins, President

ACQUISITION CORP 1

/s/ Candace Covert	By:	/s/ James T. Medick	(Seal)
Candace Covert		James T. Medick, President

Joinders

The following Executives join in this Agreement and agree to be bound by Sections 3.1(m), 3.3, 3.4, 3.6, 3.7, 3.10 and Section V above, acknowledging that each has or will receive material personal benefit from the transactions described herein:

Witness:

/s/ Marjorie Wright	/s/ Richard Serrins
Marjorie Wright	Richard Serrins

/s/ Marjorie Wright	/s/ Robert Pascale
Marjorie Wright	Robert Pascale

Buyer Issuer hereby joins in this Agreement to acknowledge its guaranty of, and obligation to fund, the Cash portion of the Purchase Price from its IPO proceeds and to issue Shares of its common stock as part of the Purchase Price contemplated by the terms of the Agreement above.

Attest:	MR2 Group, Inc.

/s/ Candace Covert	By:	/s/ James T. Medick
Candace Covert		James T. Medick, CEO

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